                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                               SABA SOFTWARE, INC.
                               -------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                    784932105
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)



Check appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)


                                Page 1 of 5 Pages

CUSIP No. 784932105                   13G                      Page 2 of 5 Pages


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Babak Yazdani
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                USA
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
     NUMBER OF                0

       SHARES       ------------------------------------------------------------
                      6    SHARED VOTING POWER
    BENEFICIALLY              6,912,134

      OWNED BY      ------------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER shares
        EACH               [same number as in 5 above]
                              0
     REPORTING
                    ------------------------------------------------------------
    PERSON WITH       8    SHARED DISPOSITIVE POWER
                              6,912,134

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,912,134

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            14.4%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                IN

--------------------------------------------------------------------------------

                                                               Page 3 of 5 Pages



ITEM 1.(a)     NAME OF ISSUER

               Saba Software, Inc.

ITEM 1.(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2400 Bridge Parkway, Redwood Shores, CA  94065

ITEM 2.(a)     NAME OF PERSON FILING:

               Babak Yazdani

ITEM 2.(b)     ADDRESS OF PRINCIPAL OFFICE

               2400 Bridge Parkway, Redwood Shores, CA  94065

ITEM 2.(c)     CITIZENSHIP:

               USA

ITEM 2.(d)     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2.(e)     CUSIP NUMBER:

               784932105

ITEM 3.        Not applicable.

ITEM 4.        OWNERSHIP

        The following information with respect to the ownership of the Common Stock of the Issuer by the person filing this Statement is provided as of December 31, 2001:

        (a)    Amount Beneficially Owned:

               6,912,134 shares

                                                               Page 4 of 5 Pages



        (b)    Percent of Class:

               14.4%

        (c)    Number of shares as to which such person has:

                   (i)  Sole power to vote or to direct the vote:

                        0

                  (ii)  Shared power to vote or to direct the vote:

                        6,912,134

                 (iii)  Sole power to dispose or to direct the disposition of:

                        0

                  (iv)  Shared power to dispose or to direct the disposition of:

                        6,912,134

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF THE GROUP

               Not applicable.

                                                               Page 5 of 5 Pages



ITEM 10.       CERTIFICATION

               Not applicable.



                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           Date:  February 8, 2002



                                             /s/  Babak Yazdani
                                           ---------------------------------
                                                  Babak Yazdani